Exhibit 4.20

Housing Lease Contract

This Housing Lease Contract (hereinafter referred to as this “Contract”) is made by and between the following two parties in Shanghai, P.R. China (hereinafter “China”) on Jan 23th in 2015:

Lessor (Party A): M&G Chenguang Holding (Group) Co., Ltd.

Address: 3488 Jinqian Road, Qingcun Town, Fengxian District, Shanghai

Legal representative: Chen Huxiong

Postal code: 201406

Tel.: 021-57474488

Fax:

Business license no.: 310226000797609

Lessee (Party B): Shanghai Taomee Animation Co., Ltd.

Address: Suite1302, 13/F, Building A2, No.1528 Gumei Road, Xuhui District, Shanghai

Legal representative:

Postal code:

Tel.:

Fax:

Business license no.:

In accordance with the provisions of the Contract Law of the People’s Republic of China, Regulations of Shanghai Municipality on the Lease of Houses and other applicable laws and regulations, Party A and Party B hereby enter into this Contract with respect to Party B leasing from Party A the house that is leasable by Party A according to law (the “Premises”), on the basis of equality, voluntariness, fairness and good faith and by reaching consensus through consultation.

1. Legal Statuses of both Parties and Relevant Documents

1.1 Party A is lawfully incorporated with the approval of the Chinese Government and undertakes to legally own the complete ownership and right of use of the Premises involved in this Contract.

1.2 Party B leases the Premises from Party A as the place of business of Shanghai Taomee Animation Co., Ltd.

2. Confirmation and Warranties of both Parties

2.1 In addition to those already specified herein, both parties shall each confirm and ensure the following:

(1) Each party has the legal qualification, capacity for civil rights and capacity for civil conduct to enter into and perform this Contract, is fully aware of their respective rights, obligations and duties and is willing to act in strict accordance with provisions hereof. If either party breaches this Contract, the other party shall have the right to make claims according to this Contract.

(2) Each party has gone through the internal approval procedures necessary to enter into this Contract.

(3) There is no contract with any third party nor any other matter that might prevent the execution and performance of this Contract.

2.2 Party A warrants that at the execution of this Contract, it has lawfully acquired the valid ownership certificate of the Premises described in Article 3.1 hereof, with the number indicated below:

Shanghai Real Estate Ownership Certificate for the land where the Premises are located: Hu Fang Di Xu Zi (2012) No. 000313;

3. Details about the Premises

3.1 The Premises to be let to Party B by Party A is situated at Suite 1402, 14/F, Building 2, No.1528 Gumei Road, Shanghai (hereinafter the “Premises”).

The Premises is of an office building type, with a construction area of 593.465 square meters.

3.2 Delivery standards are set forth in Annex I.

3.3 Shanghai Real Estate Ownership Certificate is given in Annex II.

4. Use of the Premises

4.1 Party B undertakes to Party A that, it leases the Premises to engage in lawful economic activities, within the scope specified in its business license and shall comply with the regulations of the State and Shanghai Municipality on use of houses and fire safety as well as the regulations of Caohejing High-Tech Park on industrial development, environmental protection and property management.

4.2 Party B warrants that, during the lease term, it will not alter the purposes agreed in the preceding paragraph without the written consent of Party A and before being subject to the examination and approval of competent department.

5. Delivery Date and Lease Term

5.1 Both parties agree that the lease term of the Premises commences from March 1, 2015 (lease commencement date) and ends on June 30, 2015, and the rent commencement date is March 1, 2015.

5.2 Upon expiry of the lease term, Party A has the right to repossess the Premises, while Party B shall return the same as scheduled. In case Party B needs to continue to lease the Premises, it shall file a written application for renewal to Party A three months in advance of the expiry of the lease term, while Party A will reply to Party B indicating whether it agrees to such renewal within one month from the date when Party B’s written application is received. Where Party A agrees to renewal by Party B, both parties shall sign a new lease contract. Both parties have the right to adjust certain clauses including rent clause of the renewed contract according to the current market. If both parties fail to agree upon the rent clause and enter into the renewed contract within one month prior to the expiry of the lease term, then Party A has the right to terminate this Contract upon expiry of the lease term and take back the Premises.

6. Rent, Method and Term of Payment

6.1 Both parties agree that, the unit rent per square meter of construction area of the Premises per day is RMB Four Point Two Zero (RMB4.20), and total amount is RMB Three Hundred and Four Thousand Ninety One Point Forty Seven (RMB304,091.47);

6.2 The rent of the Premises shall be paid before use. The rent shall be paid to Party A in two installments, of which RMB Seventy Seven Thousand Two Hundred and Sixty Nine Point Fourteen (RMB 77,269.14) shall be paid to Party A prior to March 1 of the current year, and RMB Two Hundred and Twenty Six Thousand Eight Hundred and Twenty Two Point Thirty Three (RMB 226,822.33) shall be paid to Party A prior to April 1. Where the final payment date of each installment coincides with a Saturday, Sunday or a public holiday, then the final payment date shall be postponed to the first working day subsequent to the holiday. In case Party B defaults on payment, it must pay an overdue fine equivalent to 0.05% of the due and unpaid rent for each delayed day.

7. Lease Deposit and Other Expenses

7.1 Both parties agree that, within three days as from the date of signing hereof, Party B shall pay Party A lease deposit, which is equivalent to three-month rent, that is, RMB Two Hundred and Twenty Seven Thousand Four Hundred and Forty Five Point Forty Six (RMB 227,445.56). Upon collection of lease deposit, Party A shall issue a receipt to Party B.

During the lease term, Party B may not set off the lease deposit against the rent of the Premises. When this Contract is terminated upon expiry of the lease term, within 10 working days after Party B pays off relevant expenses and goes through the return and handover procedures of the Premises with the Premises management department, the lease deposit paid by Party B will be refunded by Party A interest-free; in case Party B fails to pay off relevant expenses and causes any economic loss to Party A due to any cause attributable to Party B, Party A has the right to deduct relevant amount from the deposit and return the remaining portion to Party B interest-free. Where the lease deposit is insufficient for deduction, Party B shall otherwise pay the insufficient portion.

7.2 During the lease term, all water, electricity, communications, equipment and other expenses incurred in connection with the use of the Premises shall be borne by Party B.

7.3 Party B shall be solely responsible for applying to and handling electricity and communications usage and other relevant procedures at competent departments, and the relevant expenses incurred by the required application, connection and installation shall be for Party B’s account.

7.4 Prior to the delivery of the Premises, Party B shall sign a property management contract with the property management company of the residential district where the Premises is located and pay the Premises management fee according to relevant regulations. The current standard property management fee for the Premises is RMB Nineteen Point Six Eight (RMB 19.68) per square meter (construction area) per month.

8. Use Requirements and Maintenance Responsibilities for the Premises

8.1 During the lease term, if Party B finds any natural damage in the Premises and its ancillary facilities, Party B shall promptly notify the property management company entrusted by Party A and request the company to make repairs. When the Premises and its ancillary facilities are repaired, Party B shall render active assistance and cooperation. The consequences arising from the failure to make timely repairs due to Party B’s action or omission shall be solely borne by Party B.

8.2 During the lease term, Party B shall reasonably use and cherish the Premises and its ancillary facilities. Where Party B causes artificial damage or failure to the Premises, and/or fails to adopt proper fire control measures in accordance with applicable national/local laws and regulations, Party B shall be responsible for timely repairs/renovation and bear the expenses incurred thereby.

8.3 During the lease term, Party A ensures that the Premises and its ancillary facilities are in normal usable and safe conditions. Party A may perform inspections and maintenance to the Premises, while Party B shall cooperate at the time of such inspections and maintenance. Party A shall try its best to minimize the impact on Party B’s use of the Premises.

8.4 If Party B needs to perform decoration or add ancillary facilities and equipment other than the existing decoration and facilities in the Premises, Party B shall obtain the prior written consent of Party A and handle relevant procedures with the property management company. where such decoration or addition is subject to the examination and approval of competent departments, Party B shall also report to competent departments for approval and is then permitted to carry out such decoration or addition.

8.5 When this Contract is cancelled or terminated, if there are structures added or improved by Party B subject to the written consent of Party A, Party B shall be responsible for restoring the Premises to its original state, except any reasonable wear and tear. Until the Premises is inspected and accepted by Party A, Party B may not handle check-out procedures.

9. Return of the Premises

9.1 Unless Party A agrees to renewal by Party B and both parties sign a lease renewal contract, Party B shall return the Premises upon expiry of the lease term of this Contract or termination of this Contract for any reason. Where Party B delays returning the Premises without the consent of Party A, Party B shall pay Party A the use fees payable during the occupation of the Premises equivalent to two times of the daily rent for each delayed day. Party B agrees that, if it delays in restoring the Premises to its original state and returning the same for 15 days, Party A shall have the right to enter the Premises at its option, meanwhile, Party B shall be deemed to waive the ownership and right of use in the decoration, facilities, equipment in the Premises and other articles that have not been dismantled or removed from the Premises, including equipment and articles deemed the Premises of Party B (regardless of whether they belong to Party B or any third party), and Party A has the right to dispose of them at its own discretion. In case the legitimate interests of any third party are involved, Party B shall be liable for compensating such third party. The expenses incurred by Party A for restoring the Premises to its original state on behalf of Party B shall be borne by the latter. The Premises shall be deemed to have been repossessed upon Party A’s entry into it.

9.2 When returned by Party B, the Premises shall be in the conditions after normal use. At the time of return, the Premises shall be inspected and accepted by Party A, and both parties shall settle expenses payable by them respectively.

10. Subletting and Transfer

10.1 Unless Party A has permitted Party B to sublet the Premises in supplemental clauses of this Contract or other documents, Party B may not sublet the Premises to others in whole or in part within the lease term.

10.2 During the lease term, if Party A needs to sell the Premises, it shall notify Party B in advance. Party B shall have the preemptive right under the same conditions.

11. Conditions for Termination

11.1 Both parties agree that, within the lease term, should any of the following circumstances occur, this Contract shall be terminated and neither party will assume any liability towards the other party:

(1) The right to use the land occupied by the Premises is withdrawn in advance;

(2) The Premises are lawfully expropriated for public interests;

(3) The Premises are lawfully listed in the licensing scope of house demolition due to the needs of urban construction;

(4) The Premises are damaged or destructed or recognized as a dangerous building.

11.2 Both parties agree that, should either party commit any of the following breaches, the other party may notify in writing that this Contract be cancelled. The breaching party shall pay the other party a penalty equivalent to 2 months rent then in effect; where losses are caused to other party and the penalty is insufficient to cover the losses, the breaching party shall make up the difference between the losses incurred and the penalty:

(1) Party A fails to hand over the Premises in a timely manner and still fails to do so within ten days upon receipt of a written reminder from Party B;

(2) The Premises, when handed over by Party A, does not comply with the covenants contained herein, rendering Party B unable to fulfill the purposes for which the Premises is leased;

(3) Party B alters the leasing purposes as agreed herein, without the prior written consent of Party A;

(4) The Premises are damaged for any reason attributable to Party B;

(5) Party B sublets the Premises, transfers the right to lease the Premises or exchanges the Premises for any other property leased by others;

(6) Party B defaults on payment of rent for over one month;

(7) Party B uses the Premises for any illegal activity;

(8) Party B occupies public areas or fire passages without authorization, or fails to comply with applicable laws and regulations on environmental protection and fire safety, and still fails to make rectification within 5 working days upon receipt of a written notice from Party A.

12. Defaulting Liability

12.1 During the lease term, if Party A fails to timely perform its repair and maintenance duties as agreed herein, thus causing damage to the Premises and property or personal damage to Party B, Party A shall compensate Party B for its direct losses.

12.2 In case Party B renovates the Premises or adds ancillary facilities without the written consent of Party A or beyond the scope and requirements of Party A’s written consent, or occupies/uses public areas or fire passages without authorization, Party A shall have the right to require Party B to restore the Premises to its original state and compensate for the losses arising therefrom. Where Party B fails to restore the Premises to its original state during said period, Party B may rescind this Contract by written notice to Party B, and Party B shall pay Party A three-month rent at that time as the liquidated damages.

12.3 During the lease term, under conditions other than those agreed herein, if Party A cancels this Contract and repossesses the Premises in advance, Party A shall pay Party B a penalty equivalent to 0.5 times of the rent for the lead days (no more than three months rent). If the penalty is insufficient to cover the direct losses suffered by Party B, Party A shall also be liable for compensating for the difference.

12.4 During the lease term, under conditions other than those agreed herein, if Party B surrenders the lease without authorization, Party B shall pay Party A a penalty equivalent to 0.5 times of the rent for the lead days (but no more than three months rent). If the penalty is insufficient to cover the losses sustained by Party A, Party B shall also be liable for compensating for the difference. Party A may withhold the penalty from the lease deposit, and if the lease deposit is insufficient for such withholding, the deficient portion shall be paid by Party B separately.

13. Disclaimer

13.1 Where Party B sustains loss or damage due to any natural disaster, theft, robbery, other criminal events or events of force majeure, etc. occurring in the Premises;

13.2 Where disaster occurs, thereby frustrating use of the Premises, or any facility fails or does not function properly, or air conditioning, heating, water, electricity, gas and other supplies interrupts due to the reasons attributable to Party A;

13.3 Where water, power, gas supply or other public facilities interrupt due to routine maintenance or repair;

13.4 Where Party A alters or transforms the building or any portion thereof, thereby resulting in that the Premises or public areas cannot be used or the level of service provided by Party A declines.

Where this Contract cannot be performed due to the reasons under the above Paragraph 13.4, the parties are entitled to select to continue to perform or rescind this Contract, and in case of rescission of this Contract, Party B shall settle the rent and management fee by the number of days for actual use, and shall also deal with the deposits in accordance with this Contract.

14. Miscellaneous

14.1 During the lease term, in addition to the right of Party B to use the Premises, Party B shall also have the access to the corridor, staircases, elevators and hallway and the right to use public restrooms and firefighting equipment. Party B may not arbitrarily store flammable, explosive or toxic articles, nor arbitrarily discharge exhaust gas, waste water, and waste residue, nor arbitrarily occupy public areas, fire passages and non-leased areas. During the lease term, Party B shall be responsible for managing the Premises that belongs to it and take out insurance for such property if it is required to purchase insurance from an insurance company.

14.2 In case Party B relates to flammable, explosive articles, noise as well as exhaust gas, waste water, waste residue and other dangerous goods and pollution sources, Party B must report to competent departments of Caohejing High-Tech Park and Shanghai Municipality for examination and approval, and use the Premises after relevant safety standards and discharge standards are met. In case of any secondary decoration, Party B may not commence construction until it obtains the approval of competent governmental departments in charge of fire control.

14.3 In the event that either party hereto is prevented from performing any clause hereof due to war (whether declared or not), earthquake, typhoon, flood, fire and other acts of god, the prevented party shall immediately inform the other party in writing and furnish the other party with details on Force Majeure, as well as the reasons for failure of performance or delayed performance and written materials like valid documentary evidence within fifteen days thereafter.

Both parties may consult each other to decide whether to cancel this Contract, or waive the performance of this Contract partially, or delay the performance of this Contract.

14.4 The formation, validity, interpretation, performance of, and resolution of disputes in connection with, this Contract shall be governed by Chinese laws and regulations as well as local regulations and rules of Shanghai Municipality.

14.5 All disputes arising from the performance of or in connection with this Contract shall be settled by both parties through friendly consultation, failing which, either party may bring an action before the people’s court of the place where the real estate is located, and the final judgment of the court shall be binding upon both parties.

14.6 In case of any matter not mentioned herein, both parties may enter into a separate written agreement to be made a part hereof after reaching consensus through consultation, and such agreement shall have the same force as this Contract.

This Contract may be modified by both parties through consultation. Any modification to this Contract may not come into force unless made in writing and signed by legal representatives of both parties or their respective authorized agents. Before the modified contract goes into force, both parities shall still perform the clauses of this Contract.

14.7 At the execution of this Contract, both parties have complete capacity for civil conduct, are fully aware of their respective rights, obligations and duties, and are willing to act in strict accordance with the provisions of this Contract. If either party violates this Contract, the other party shall have the right to make claims as specified herein.

14.8 Both parties confirm their mailing addresses and telephone numbers as follows:

Party A’s address:

No.3488 Jinqian Road, Qingcun Town, Fengxian District, Shanghai

Party B’s address:

Suite1302, 13/F, Building A2, No.1528 Gumei Road, Xuhui District, Shanghai

All notices, documents and materials sent or provided to each other due to the performance of this Contract shall be delivered according to the abovementioned addresses and fax numbers. Should either party change its correspondence address or telephone number, it shall notify the other party in writing.

In case of hand delivery, such notices, documents and materials shall be deemed delivered at the time of receipt acknowledgement; if sent by fax, they shall be deemed delivered when the fax is sent out; if sent by mail, they shall be deemed delivered on the day when a registered mail is sent or posted.

14.9 This Contract comes into force upon stamping by the parties.

14.10 This Contract is written in five (5) originals, with Party A and Party B holding one (1) copy respectively, and the remaining three (3) copies to be used for government filing.

Party A: M&G Chenguang Holding (Group) Co., Ltd. (seal)	Party B: Shanghai Taomee Animation Co., Ltd. (seal)

Legal representative (or authorized agent)	Legal representative (or authorized agent)
Chen Huxiong

Signature:	Signature:

Date: 2015-1-22	Date: 2015-1-22

Bank of deposit: Agricultural Bank of China	Bank of deposit: [ ]
Shanghai Fengxian Guangming Sub-branch

Bank account no.: 03803920040030177	Bank account no.: [ ]

Annex I Delivery Standards for the Premises

The delivery standards applicable to the Premises are as follows:

1.              Reinforced concrete structure, with a uniform live load of 350kg/square meter, and a building storey height of 5 m.

2.              Design power supply capacity is 120KW/floor, with one-line power supply. If the required capacity of Party B exceeds 120KW/floor, Party B shall solely apply to the power supply company for high-voltage power, install relevant transformation equipment and bear relevant expenses arising therefrom.

3.              Telephone and distribution cables are connected into the weak current room on each floor, and the telephone capacity is 100 pairs/floor.

4.              With fire control spraying system equipped with smoke detectors.

5.              The floor is cement plaster floor.

6.              Walls are whitened with latex paint.

7.              There is no suspended ceiling, and the ceiling is whitened with latex paint.

8.              Central air-conditioning units and main riser pipes are installed in place.

9.              There are no specially designed office partitions/compartments in the Premises.

10.       Restrooms: decorated with suspended ceilings, sanitary fittings are installed in place, with ceramic tile/latex paint whitened walls and floor tile/stone floor.

11.       Elevator halls: decorated with suspended ceilings, ceramic tile/latex paint whitened walls, and floor tile/stone floor.